EXHIBIT I

[QUARLES & BRADY LLP LETTERHEAD]

May 23, 2007

Wisconsin Capital Funds, Inc.
1200 John Q. Hammons Drive
2nd Floor
Madison, Wisconsin 53717

Ladies and Gentlemen:

In connection with the registration of an indefinite number of shares of common stock, par value $.001 per share ("Common Stock"), of the Plumb Balanced Fund and the Plumb Equity Fund (together the "Funds"), each a series of Wisconsin Capital Funds, Inc., a Maryland corporation (the "Registrant"), under the Securities Act of 1933, you have requested that we furnish you with the following opinion, which we understand will be used in connection with and filed with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A (as may be amended, the "Registration Statement") (1933 Act Registration No. 333-141917).

For purposes of rendering this opinion we have examined originals or copies of such documents as we consider necessary, including those listed below. In conducting such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Wisconsin Capital Funds, Inc.
May 23, 2007

The documents we have examined include:

1.	The Registration Statement;

2.	The Registrant's Articles of Incorporation, including all amendments and supplements thereto, filed to date with Maryland Department of Assessments and Taxation;

3.	All resolutions and proceedings of the Board of Directors and committees thereof relating to the authorization and issuance of the Common Stock;

4.	A certificate of good standing recently issued by the Maryland Department of Assessments and Taxation; and

5.	Such other documents and certificates as to matters of fact and such matters of law as we have deemed relevant to the opinions expressed herein.

Based upon and subject to the foregoing, after having given due regard to such issues of law as we have deemed relevant, and assuming that:

1.
The Registration Statement becomes and remains effective, and the Prospectus which is a part thereof and your delivery procedures with respect thereto fulfill all the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 throughout all periods relevant to this opinion;

2.	All offers and sales of shares of the Funds registered by means of the Registration Statement are conducted in a manner and for the consideration described in the Registration Statement; and

3.	All offers and sales of shares of the Funds are made in compliance with the securities laws of the states having jurisdiction thereof;

we are of the opinion that the shares of the Funds being registered in the Registration Statement, when issued, will be legally and validly issued, fully paid and non-assessable.

Wisconsin Capital Funds, Inc.
May 23, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Prospectus and Statement of Additional Information constituting parts of the Registration Statement.

Very truly yours, /s/ Quarles & Brady LLP QUARLES & BRADY LLP